Exhibit 99.1

PART I — FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

AUDITED COMBINED FINANCIAL STATEMENTS OF PROBUILD HOLDINGS, INC.

Independent Auditor’s Report	F-1
Combined Balance Sheet	F-2
Combined Statements of Operations	F-3
Combined Statements of Comprehensive Income	F-4
Combined Statements of Changes in Equity	F-5
Combined Statements of Cash Flows	F-6
Notes to Combined Financial Statements	F-7

Independent Auditor’s Report

To the Board of Directors of

ProBuild Holdings, Inc.

We have audited the accompanying combined financial statements of ProBuild Holdings, Inc. and its subsidiaries, which comprise the combined balance sheets as of December 31, 2014 and 2013, and the related combined statements of operations, comprehensive income, changes in equity and cash flows for the years ended December 31, 2014, 2013 and 2012.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of ProBuild Holdings, Inc. and its subsidiaries at December 31, 2014 and 2013 and the results of their operations and their cash flows for the years ended 2014, 2013 and 2012 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Denver, CO

March 4, 2015

ProBuild Holdings, Inc.

Combined Balance Sheet

December 31, 2014 and 2013

(in thousands of dollars)	2014	2013
Assets
Current assets
Cash and cash equivalents	$9,385	$14,343
Accounts receivable, net	410,923	406,462
Nontrade receivables	39,178	41,403
Inventories, net	317,476	330,255
Prepaid expenses and other current assets	14,222	11,806

Total current assets	791,184	804,269
Property and equipment, net	574,036	567,737
Assets held-for-sale	9,683	25,275
Goodwill	1,026,159	1,026,159
Intangible assets, net	4,649	14,134
Other assets	3,735	5,902

Total assets	$2,409,446	$2,443,476

Liabilities and Equity
Current liabilities
Checks outstanding	$54,517	$49,218
Current maturities of notes payable and lease obligations	6,109	70,393
Accounts payable	234,190	241,615
Accrued expenses	247,929	250,625
Deferred income taxes	4,507	3,556

Total current liabilities	547,252	615,407
Long-term liabilities
Deferred income taxes	4,220	3,035
Other long-term liabilities	16,865	13,242
Notes payable and lease obligations, net of current maturities	1,281,305	1,273,711

Total liabilities	1,849,642	1,905,395

Commitments and contingencies (Note 11)
Stockholder’s equity
Common stock	5	5
Additional paid-in capital	869,218	869,218
Accumulated deficit	(810,583)	(799,424)

Total ProBuild Holdings, Inc. stockholder’s equity	58,640	69,799
Noncontrolling interests	501,164	468,282

Total equity	559,804	538,081

Total liabilities and equity	$2,409,446	$2,443,476

The accompanying note are an integral part of these combined financial statements

ProBuild Holdings, Inc.

Combined Statements of Operations

Years Ended December 31, 2014, 2013 and 2012

(in thousands of dollars)	2014	2013	2012
Net sales	$4,478,723	$4,335,369	$3,620,976
Cost of goods sold	3,323,726	3,250,972	2,740,025

Gross margin	1,154,997	1,084,397	880,951

Operating expenses, excluding depreciation and amortization	1,026,254	1,010,429	901,306
Depreciation expense	48,313	47,432	59,052
Amortization expense	9,485	15,482	25,538

Total operating expenses	1,084,052	1,073,343	985,896

Income from operations	70,945	11,054	(104,945)
Interest expense	(54,728)	(58,686)	(61,852)
Other income
Interest	3,271	3,506	3,435
Other income	6,318	4,872	3,337

Income (loss) before income tax expense	25,806	(39,254)	(160,025)
Income tax expense	596	1,492	1,540

Net income (loss)	25,210	(40,746)	(161,565)
Less: Income (loss) attributable to the noncontrolling interests	36,369	(21,621)	(148,392)

Net loss attributable to ProBuild Holdings, Inc.	$(11,159)	$(19,125)	$(13,173)

The accompanying note are an integral part of these combined financial statements

ProBuild Holdings, Inc.

Combined Statements of Comprehensive Income

Years Ended December 31, 2014, 2013 and 2012

(in thousands of dollars)	2014	2013	2012
Net income (loss)	$25,210	$(40,746)	$(161,565)
Other comprehensive income (loss)
Amortization of cash flow hedges	—	2,659	6,056
Pension adjustment	(3,487)	450	(541)
Income tax expense	—	(1,057)	(2,405)

Other comprehensive (loss) income	(3,487)	2,052	3,110

Total comprehensive income (loss)	21,723	(38,694)	(158,455)
Less: Comprehensive income (loss) attributable to noncontrolling interests	32,882	(18,512)	(142,877)

Comprehensive loss attributable to ProBuild Holdings, Inc.	$(11,159)	$(20,182)	$(15,578)

The accompanying note are an integral part of these combined financial statements

ProBuild Holdings, Inc.

Combined Statements of Changes in Equity

Years Ended December 31, 2014, 2013 and 2012

	ProBuild Holdings, Inc.
(in thousands of dollars)	Common Stock	Additional Paid-in Capital	Other Comprehensive Income	Accumulated Deficit	Total Stockholder’s Equity	Non- controlling Interests	Total Equity
Balances at December 31, 2011	$5	$869,218	$3,462	$(767,126)	$105,559	$232,428	$337,987
Net loss	—	—		(13,173)	(13,173)	(148,392)	(161,565)
Amortization of cash flow hedges	—	—			—	6,056	6,056
Pension adjustment	—	—	(2,405)		—	(541)	(541)
Income tax expense	—	—			(2,405)	—	(2,405)
Capital contribution	—	—			—	400,000	400,000

Balances at December 31, 2012	$5	869,218	1,057	(780,299)	89,981	489,551	579,532
Net loss	—	—	—	(19,125)	(19,125)	(21,621)	(40,746)
Amortization of cash flow hedges	—	—	—		—	2,659	2,659
Pension adjustment	—	—	—		—	450	450
Income tax expense	—	—	(1,057)		(1,057)	—	(1,057)
Capital distribution	—	—			—	(2,757)	(2,757)

Balances at December 31, 2013	5	869,218	—	(799,424)	69,799	468,282	538,081
Net income (loss)	—	—	—	(11,159)	(11,159)	36,369	25,210
Pension adjustment	—	—	—	—	—	(3,487)	(3,487)

Balances at December 31, 2014	$5	$869,218	—	$(810,583)	$58,640	$501,164	$559,804

The accompanying note are an integral part of these combined financial statements

ProBuild Holdings, Inc.

Combined Statements of Cash Flows

Years Ended December 31, 2014, 2013 and 2012

(in thousands of dollars)	2014	2013	2012
Cash flows from operating activities
Net income (loss)	$25,210	$(40,746)	$(161,565)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Depreciation (Note 2)	53,357	53,534	65,884
Amortization of intangible assets	9,485	15,482	25,538
Bad debts, net of recoveries	328	2,022	(5,488)
Loss on sales and impairment of property and equipment	600	4,419	4,937
Deferred taxes	2,136	(1,798)	(84)
Noncash interest	2,160	(2,613)	(13,851)
Other	103	1,394	(1,320)
Changes in assets and liabilities, excluding acquisitions
Accounts and nontrade receivables, net	(4,532)	(54,073)	(72,492)
Inventories, net	12,779	657	(18,629)
Prepaid expenses and other current assets	(2,416)	(4,255)	5,814
Accounts payable	(7,425)	33,136	35,972
Accrued expenses	(728)	24,643	(14,645)

Net cash provided (used in) by operating activities	91,057	31,802	(149,929)

Cash flows from investing activities
Acquisitions and purchase price adjustments, net of cash acquired	—	—	(155)
Decrease (Increase) in notes receivable and investments	7	(142)	1,132
Additions to property and equipment	(65,109)	(83,013)	(44,116)
Proceeds from sale of property and equipment	23,240	6,328	21,293

Net cash used in investing activities	(41,862)	(76,827)	(21,846)

Cash flows from financing activities
Increase (decrease) in checks outstanding	5,299	(3,416)	35,298
Proceeds from long-term debt	1,303,672	1,405,428	1,107,765
Payments on long-term debt and capital lease obligations	(1,363,124)	(1,348,258)	(1,376,215)
Payment of debt issuance costs	—	(1,973)	(7,058)
(Distributions) contributions of noncontrolling interest	—	(2,757)	400,000

Net cash (used in) provided by financing activities	(54,153)	49,024	159,790

Net (decrease) increase in cash and cash equivalents	(4,958)	3,999	(11,985)
Cash and cash equivalents
Beginning of year	14,343	10,344	22,329

End of year	$9,385	$14,343	$10,344

Supplemental disclosure of cash flow information
Cash paid for interest	$54,002	$63,499	$78,872
Cash paid (received) for income taxes, net	386	3,423	(1,024)

Supplemental disclosure of noncash activities

•	In 2012, $2.1 million related to a seller note was used to settle an offsetting obligation with the same party.

•	In 2014, 2013 and 2012, the Company retired certain assets and related lease financing obligation of $4.3 million, $4.2 million and $8.8 million, respectively.

•	In 2014, 2013 and 2012, noncash interest expense includes amortization of deferred financing costs of $2.2 million, $2.0 million and $1.9 million, and net credits for derivative instruments of $0, $4.5 million and $15.8 million, respectively.

•	In 2014, 2013 and 2012, the Company purchased equipment which was financed through capital lease obligations of $7.1 million, $5.4 million and $0.3 million, respectively.

•	In 2012, the Company had $7.2 million in accounts payable related to property and equipment additions, which have been reclassified in the statement of cash flows.

The accompanying note are an integral part of these combined financial statements

ProBuild Holdings, Inc.

Notes to Combined Financial Statements

December 31, 2014, 2013 and 2012

1.	Organization and Summary of Significant Accounting Policies

Organization and Description of Business

ProBuild Holdings, Inc. and subsidiaries (the “Company”) are owned by ProBuild Capital LLC, which is, in turn, owned by FMR LLC and a FMR LLC related party entity, ProBuild Investors LLC (collectively referred to herein as the “Investors”).

The Company is a leading supplier of building materials, manufactured components, and construction services to professional contractors, subcontractors, and consumers. At December 31, 2014, the Company operated locations in 40 states across the U.S. The Company sells a broad selection of building materials including lumber, plywood, OSB, gypsum wallboard and other drywall products, millwork, trusses, roofing, acoustical materials, siding products, insulation materials, metal specialties, hardware, and tools. The Company’s manufactured products include trusses, wall panels, millwork, and pre-hung door and window fabrication. The Company also provides construction services which include framing and installation of other products.

Principles of Combination and Consolidation

Between 2009 and 2012, the Company restructured its operating subsidiaries through a series of transactions that led to the formation of a subsidiary, ProBuild Holdings LLC (“PBH LLC”).

The Company contributed substantially all of its assets and certain liabilities to PBH LLC, in exchange for 100 Member B Units in PBH LLC while FMR LLC contributed $450 million in exchange for 100 Member A Units, $400 million in exchange for 100 Member C Units and an additional $400 million in exchange for 100 Member D Units in PBH LLC. Losses are allocated in accordance with the Second Amended and Restated Operating Agreement of PBH LLC (the “Second Restated Agreement”), which restated FMR LLC’s rights attributable to its Member A and Member C Units in the aggregate with the newly issued Member D Units. Further, losses incurred up through December 31, 2014 were allocated 99% to FMR LLC and effective January 1, 2015 losses incurred will be allocated 90% to FMR LLC and 10% to the Company. Income is allocated 99% to FMR LLC and 1% to the Company until FMR LLC’s cumulative prior losses that were allocated are restored. Residual income will be allocated 90% to FMR LLC and 10% to the Company.

As noted within the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC), there are circumstances in which combined financial statements of commonly controlled entities are likely to be more meaningful than their separate financial statements. In order to present the most meaningful set of financial statements, the Company presents the financial statements of the Company and PBH LLC in combined fashion with ProBuild Holdings, Inc. being the combining entity as it relates to the presentation of noncontrolling interest.

These financial statements also include the accounts of a consolidated affiliate, ProBuild Real Estate Holdings, LLC (“PBRE”), which is a wholly owned subsidiary of ProBuild Capital LLC and owns properties that are leased to the Company. PBRE is considered a variable interest entity (“VIE”) for which the Company directs activities and absorbs losses related to property sales and disposals and, as such, the Company consolidates the results of PBRE. Related party earnings from operations have been eliminated in the preparation of these combined financial statements and all remaining PBRE income is reflected on the accompanying combined statements of operations as noncontrolling interests.

Further, the 2012 financial statements also include the accounts of a combined affiliate, ProBuild Equipment Leasing, LLC (“PBEL”), which was a wholly owned subsidiary of ProBuild Capital LLC until it was legally dissolved on December 31, 2012. The remaining assets of PBEL were distributed in July of 2013, and therefore the Company included PBEL in the combined financial statements of ProBuild Holdings, Inc. as of December 31, 2012 and for the year then ended.

The combined financial statements of ProBuild Holdings, Inc. as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 include the accounts of the Company and its subsidiaries (which include two separate legal entities, Dixieline Builders Fund Control, Inc. and Builder’s Capital, LLC, that provide various types of financial services to the construction industry) and consolidated VIEs, as described above; all material intercompany balances and transactions have been eliminated in these combined financial statements.

Risks and Uncertainties

The Company sells a majority of its products for new residential construction. The strength of the residential housing market depends on new housing starts and business investment, which are a function of many factors beyond the Company’s control, including credit availability, interest rates, employment levels, and consumer confidence. While new housing starts have seen a significant rebound in recent years following a significant decline from 2006 through 2010, housing starts may not continue to rebound or may decline.

The Company has taken aggressive actions to reduce its costs and improve its liquidity in light of the current and forecasted market for its products. The Company believes that it has sufficient liquidity for 2015. Significant factors which could affect future liquidity include the adequacy of available bank lines of credit, the availability of financing from the Investors, the ability to attract long-term capital with satisfactory terms, cash flows generated from operating activities, acquisitions, and capital expenditures.

Revenue Recognition

The Company recognizes revenue, net of estimated returns and discounts, when sales transactions occur, customers take possession of the inventory, and title to the goods is passed to the customer. Revenue associated with the sale of merchandise where payment terms are tied to land or home sales is deferred until the sale of the underlying land or home occurs or payment is received. The percentage-of-completion method of accounting is applied to recognize revenue for construction services. The Company records sales incentives provided to customers as a reduction of revenue.

Cash and Cash Equivalents

The Company considers all highly liquid investments that have an original maturity of three months or less at the date of purchase to be cash equivalents. Also included in cash and cash equivalents are proceeds due from credit card transactions that generally settle within two business days. As of December 31, 2014 and 2013, the Company had $5.0 million and $8.3 million, respectively, of cash invested in an overnight money market instrument with a related party.

Accounts Receivable

The Company grants credit to contractors and certain other customers in the normal course of business but generally does not require collateral or any other guarantee of amounts due. Accounts receivable are evaluated and an allowance for doubtful accounts is established based on a history of past collections as well as current credit conditions. Accounts are written off as uncollectible on a case-by-case basis. Accounts receivable are carried at cost less the allowance for doubtful accounts and other reserves totaling $12.5 million and $13.5 million at December 31, 2014 and 2013, respectively.

For the years ended December 31, 2014, 2013 and 2012, the Company recorded bad debt expense, net of recoveries, of $0.2 million, $2.0 million and ($5.5) million, respectively.

Nontrade Receivables, Prepaid Expenses and Other Assets

Nontrade receivables include receivables from the Company’s suppliers for allowances and rebates. Estimated periodic payments from suppliers in the form of volume or other purchase discounts that are evidenced by agreements with vendors are recorded when it is probable that the rebates will be received and the rebate amount can be estimated. Rebates are reflected in the carrying value of inventory and, when the inventory is sold, as a reduction to cost of goods sold. Rebates receivable as of December 31, 2014 and 2013 totaled $27.9 million and $28.6 million, respectively, and were included in nontrade receivables on the accompanying combined balance sheets. The remainder is comprised of deferred financing costs, insurance recoveries, marketing funds receivable from suppliers, leasehold and other security deposits, income taxes receivables, prepaid insurance, and other miscellaneous nontrade receivables.

Inventories

Inventory consists principally of building materials finished goods and is carried at the lower of cost or market. Cost is determined using the last-in, first-out method. Had the first-in, first-out (FIFO) method been used to value inventory at December 31, 2014 and 2013, inventory would have been approximately $52.2 million and $45.7 million higher, respectively. Additionally, had the FIFO method been used pre-tax income would have been $6.5 million higher, pre-tax loss would have been $12.4 million lower and pre-tax loss would have been $13.9 million lower for the years ended December 31, 2014, 2013 and 2012, respectively. In addition, the effects of inventory liquidation on pre-tax loss for the years ended December 31, 2014, 2013 and 2012 were $0.7 million, $3.3 million and $1.7 million, respectively. Inventory is reported net of allowances for shrink, obsolescence, and net realizable value. As of December 31, 2014 and 2013, inventory allowances were $7.9 million and $10.7 million, respectively.

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation. The Company provides for depreciation utilizing the straight-line method over the estimated useful lives or, with respect to leasehold improvements and assets under capital lease, the shorter of the useful life or remaining lease term. Expenditures which significantly improve or extend the life of an asset are capitalized. Upon retirement or sale, the asset cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss, if any, is included in the results of operations for the year.

Depreciation is calculated over the following estimated useful lives of the assets:

Years
Buildings	15 to 40
Leasehold improvements	3 to 40
Equipment and fixtures	3 to 15

Costs of computer software developed for internal use, included within equipment and fixtures, are capitalized in accordance with accounting standards which require costs incurred during the application development stage to be capitalized once certain criteria are met. Internally developed software costs are amortized on a straight-line method over the estimated useful lives of the assets, generally three years.

Long-Lived Assets

Long-lived assets, such as property and equipment and intangible assets with finite lives, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Intangible assets with finite lives represent values assigned to trade names, customer relationships, and covenants not to compete and are amortized on an accelerated or straight-line basis over their useful lives of 2 to 15 years. Upon certain triggering events occurring, an impairment is recognized if the carrying amount exceeds the undiscounted future cash flows expected to result from the use of the asset. No impairments were recognized on the held-for-use assets at December 31, 2014, 2013 and 2012. For the years ended December 31, 2014, 2013 and 2012, the Company recognized an impairment loss related to assets held-for-sale in the amount of $2.0 million, $4.5 million and $5.2 million, respectively.

The amortization period and method of intangible assets is as follows:

	Amortization Period	Amortization Method
Customer relationships	3 to 10 Years	Accelerated
Trade names	3 Years	Straight-line
Covenants not to compete	2 to 15 Years	Straight-line
Leasehold interests	Lease life	Straight-line

Goodwill

Goodwill represents the excess of the purchase price over the fair market value of the net assets of acquired businesses at the dates of acquisition. At December 31, 2014 and 2013, goodwill represented approximately 43% and 42% of total assets, respectively. Goodwill is not amortized and is subject to impairment testing at least annually.

The Company tests for impairment at least annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. In evaluating goodwill for impairment, the Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If concluded that it is not more likely than not that the fair value of the reporting unit is less than its carrying value, then no further testing of the goodwill is required.

However, if concluded that it is more likely than not that the fair value of the reporting unit is less than its carrying value, then the Company performs a two-step goodwill impairment test to identify and measure any potential goodwill impairment. The first step identifies potential impairment by comparing the fair value of the reporting unit with its carrying value, including goodwill. If the fair value of the reporting unit exceeds the carrying value, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair market value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with its carrying amount. If the implied goodwill is less than its carrying amount, an impairment is recorded. Accounting for impairment contains uncertainty because management must use judgment in determining appropriate assumptions to be used in the measurement of fair value.

The Company performs its annual goodwill impairment test at December 31. In 2014, the Company utilized a qualitative analysis and in 2013 and 2012, the Company utilized step 1 of the two-step approach. No impairment was recorded in any period.

Checks Outstanding

The Company’s banking system provides for the daily replenishment of major bank accounts as checks are presented for payment. Accordingly, there was a negative book cash balance of $54.5 million and $49.2 million at December 31, 2014 and 2013, respectively. Such balances resulted from outstanding checks that had not yet been paid by the bank and are reflected in checks outstanding on the accompanying combined balance sheets.

Self Insurance

The Company uses a combination of insurance and self insurance mechanisms to provide for the potential liabilities for workers’ compensation, general and vehicle liability, property insurance and employee health care benefits. Liabilities associated with known claims and claims that have been incurred but not reported are estimated by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions. Included in accrued expenses, the Company maintained a liability for self-insured claims of $66.4 million and $65.1 million as of December 31, 2014 and 2013, respectively. Included in the liability above, the Company had approximately $6.3 million and $8.2 million as of December 31, 2014 and 2013, respectively, of claims that exceeded its stop-loss limits that are expected to be recovered under its insurance policies and are also recorded in nontrade receivables.

Income Taxes

Income taxes are accounted for using the asset and liability method under which deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to the differences between the financial statement carrying amounts and the tax basis of existing assets, liabilities and tax credit carry forwards. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The scheduled reversal of deferred tax liabilities, loss carryback and carryforward abilities, projected future taxable income and tax planning strategies are considered in making this assessment. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Other Income

Amounts classified as other income-interest on the accompanying combined statements of operations primarily represent income recognized on finance charges to the Company’s customers on outstanding accounts receivable. Included in other income are amounts related to net gains or losses on disposals of real or personal property and other miscellaneous income and service.

Derivative Financial Instruments

Historically the Company has entered into interest rate swap agreements in order to hedge its interest rate risk on variable rate debt. The Company accounted for the interest rate swap agreements at their fair values. Certain of the Company’s interest rate swap agreements historically qualified for hedge accounting. The change in the fair value of these hedges, while designated for hedge accounting, net of related income tax effects, was included in accumulated other comprehensive income on the combined balance sheets and on the combined statements of comprehensive income. All of the Company’s swap agreements expired in 2013, but before expiration either failed to qualify for hedge accounting or were de-designated, and the change in the fair value of these undesignated swaps was included in interest expense in the accompanying combined statements of operations.

Fair Value Measurements

Under accounting standards, fair value is defined as the price received to transfer an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Company categorizes the financial assets and liabilities carried at fair value in its combined balance sheets based upon a three-level valuation hierarchy. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable valuation inputs (Level 3). If the inputs used to measure a financial asset or liability cross different levels of the hierarchy, categorization is based on the lowest level input that is significant to the fair value measurement. Management’s assessment of the significance of a particular input to the overall fair value measurement of a financial asset or liability requires judgment and considers factors specific to the asset or liability. The three levels are described below:

Level 1	Financial assets and liabilities whose values are based on unadjusted quoted prices for similar assets and liabilities in an active market.

Level 2	Financial assets and liabilities whose values are based on quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3	Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable in the market and significant to the overall fair value measurement. These inputs reflect management’s judgment about the assumptions that a market participant would use in pricing the asset or liability, and are based on the best available information, some of which is internally developed.

The fair values of the Company’s derivative liabilities were determined using a quantitative model that requires the use of multiple market inputs including interest rates to generate continuous yield curves and volatility factors which are used to value the position. The majority of market inputs were actively quoted and validated through external sources, including brokers and third-party pricing services and included adjustments for market liquidity, nonperformance risk, and other deal specific factors, where appropriate.

There were no outstanding financial assets or liabilities measured at fair value as of December 31, 2014 and 2013.

The carrying amount of cash and cash equivalents, receivables, accounts payable and accrued expenses, approximate fair value due to the short-term nature of these assets and liabilities. The fair market value of outstanding long-term debt, based on current market rates for similar debt, is approximately $87.3 million and $109.3 million less than its carrying value as of December 31, 2014 and 2013, respectively. Long-term debt assessed in this fair value calculation includes the revolving credit facilities and the related party debt.

Defined Benefit Plan

The Company recognizes the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its combined balance sheets and recognizes changes in the funded status in the year in which the changes occur through comprehensive income (loss).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates relate to the allowance for doubtful accounts, inventory reserves, useful lives of long-lived assets, self insurance and other reserves, accrued expenses and financial forecasts.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist of accounts receivable, and cash deposits. Cash balances are held principally at two financial institutions and may, at times, exceed insurable amounts. The Company believes that its risk related to cash deposits is mitigated by investing in or through major financial institutions.

The Company believes concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the Company’s customer base and their dispersion across geographic areas. The Company performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral.

Recent Accounting Pronouncements

Intangibles - Goodwill and Other

In January 2014, the FASB issued new guidance that permits a private company to subsequently amortize goodwill on a straight-line basis over a period of ten years, or less if the company demonstrates that another useful life is more appropriate. It also permits a private company to apply a simplified impairment model to goodwill, whereby goodwill should be tested for impairment when a triggering event occurs that indicates that the fair value of a company (or a reporting unit) may be below its carrying amount. A private company that elects this accounting alternative is further required to make an accounting policy election to test goodwill for impairment at either the company level or the reporting unit level. This guidance was effective for the Company beginning January 1, 2015, with prospective early adoption permitted. The Company is still evaluating the alternatives but expects to retain its existing accounting treatment.

Applying Variable Interest Entities Guidance to Common Control Leasing Arrangements In March 2014, FASB issued new guidance that permits a private company lessee (the reporting entity) to elect an alternative not to apply VIE guidance to a lessor entity under certain conditions. This guidance was elective and effective for the Company’s annual reporting period beginning January 1, 2015, with retrospective application required. The Company is still evaluating whether or not it will adopt the alternatives under this guidance and the resulting impact that it will have on its combined financial statements.

Revenue from Contracts with Customers

In May 2014, the FASB issued new guidance on revenue recognition which established a principles-based model that provides a single framework for recognizing revenue from contracts with customers. This guidance is effective for the Company’s annual reporting period beginning January 1, 2018, with early adoption permitted for the annual reporting period beginning January 1, 2017. The Company is still evaluating the impact that this guidance will have on its combined financial statements.

2.	Property and Equipment

Property and equipment as of December 31, 2014 and 2013 is as follows:

(in thousands of dollars)	2014	2013
Land	$196,260	$199,320
Buildings and improvements	330,857	330,479
Equipment and fixtures	555,048	523,711
Construction in progress	17,818	18,702

	1,099,983	1,072,212
Less: Accumulated depreciation	(525,947)	(504,475)

Property and equipment, net	$574,036	$567,737

Included in property and equipment are certain assets held under capital leases and lease finance obligations. These assets are recorded at the present value of minimum lease payments and include land, buildings and equipment. The following balances held under capital lease and lease finance obligations, net of accumulated amortization of $49.7 million and $45.5 million as of December 31, 2014 and 2013, respectively, are included on the accompanying combined balance sheets:

(in thousands of dollars)	2014	2013
Land	$142,087	$144,012
Buildings and improvements	119,124	125,068
Equipment and fixtures	10,959	5,946

	$272,170	$275,026

Property and equipment on the accompanying combined balance sheets also includes nonoperating assets held-for-sale, which primarily relate to land and building real estate assets associated with location closures that are actively being marketed for sale within a year, with a carrying value of $9.7 million and $25.3 million as of December 31, 2014 and 2013, respectively.

Depreciation expense for the years ended December 31, 2014, 2013 and 2012 was $53.4 million, $53.5 million and $65.9 million, respectively, of which $5.0 million, $6.1 million and $6.8 million, respectively, related to manufacturing and distribution centers and was included in cost of goods sold.

3.	Goodwill and Other Intangible Assets

The carrying amount of goodwill as of December 31, 2014 and 2013 $1.0 billion with no activity for the years end December 31, 2014, 2013 and 2012.

The carrying amount of other intangible assets as of December 31, 2014 and 2013 is as follows:

	2014
(in thousands of dollars)	Gross Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$294,643	$291,702	$2,941
Trade names	32,639	32,604	35
Covenants not to compete	87,579	86,035	1,544
Leasehold interests	1,730	1,601	129

	$416,591	$411,942	$4,649

	2013
(in thousands of dollars)	Gross Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$294,643	$284,532	$10,111
Trade names	32,639	32,589	50
Covenants not to compete	87,579	83,888	3,691
Leasehold interests	1,730	1,448	282

	$416,591	$402,457	$14,134

The weighted average amortization period of intangible assets for the years ended December 31, 2014 and 2013, was 1.4 years and 1.6 years, respectively. Amortization expense of finite-lived intangible assets was approximately $9.5 million, $15.5 million and $25.5 million for the years ended December 31, 2014, 2013 and 2012, respectively. Estimated amortization expense for finite-lived intangible assets for the next four years is as follows:

(in thousands of dollars)
Years Ending December 31,
2015	$3,674
2016	769
2017	192
2018	14
Thereafter	—

$4,649

4.	Accrued Expenses

Accrued expenses as of December 31, 2014 and 2013 consist of the following:

(in thousands of dollars)	2014	2013
Accrued salaries, payroll taxes and benefits	$97,957	$105,916
Accrued business taxes	19,086	18,570
Accrued interest	7,197	8,628
Accrued insurance	66,377	65,098
Customer obligations	28,131	23,753
Accrued closure costs	14,124	13,209
Accrued related party expenses	3,556	3,041
Other accrued liabilities	11,501	12,410

	$247,929	$250,625

5.	Notes Payable and Lease Finance Obligations

Notes payable and lease finance obligations as of December 31, 2014 and 2013 consist of the following:

(in thousands of dollars)	2014	2013
Related party notes payable (a)	$685,000	$717,000
Revolving credit facilities (b)	302,932	326,460
Lease finance obligations (c)	290,902	296,066

Total notes payable	1,278,834	1,339,526

Less:
Current portion - related party notes payable	—	(67,000)
Current portion - 3rd party notes payable	(886)	(827)

Total long term notes payable	$1,277,948	$1,271,699

(a)	Related party notes payable consist of the following:

As of January 1, 2013, the Company had issued and outstanding unsecured subordinated notes in the amount of $750 million to the Investors with a base interest rate of 1.89%. Payment of interest is made semi-annually with the principal due upon expiration of the notes on January 27, 2017. Lanoga Corporation (“Lanoga”), PBH LLC and its subsidiaries are the named obligors, with full recourse guarantees by ProBuild Holdings, Inc. The notes include covenants similar to those of the ABL facility described below. On January 4, 2013, the Company paid down $100 million of the outstanding balance of the notes and incurred an early repayment charge of $0.8 million.

The Company has an uncommitted $300 million subordinated revolving credit facility with FMR LLC. Under the terms of the facility, any or all participating lenders, at their discretion, may fund borrowing requests made by the Company. The facility expires on January 27, 2017, and provides that interest be paid currently at 3- month LIBOR plus 175 basis points or the Prime rate. As of December 31, 2014 and 2013, the Company had no outstanding indebtedness on the revolving credit facility.

PBRE has an established promissory note with the Investors with commitments of up to $100 million that matures on December 31, 2016 (as amended in 2014). Under the terms of the note, the Company can request funds to purchase real property, which then becomes collateral under the note. As of December 31, 2014 and 2013, the Company had issued and outstanding secured notes in the amount of $35 million and $67 million to the Investors, respectively. Interest is compounded quarterly based on LIBOR plus 400 basis points and payable semi-annually.

(b)	Revolving credit facilities consist of the following:

In 2007, the Company entered into a revolving asset based loan and security agreement (“ABL facility”) with a group of banks. On March 12, 2012, the Company amended and extended the ABL facility and on April 30, 2013 the Company exercised the accordion feature within the agreement to increase its borrowing capacity. As of December 31, 2014 and 2013 the amended ABL facility had available credit of up to $705 million with a sublimit for letters of credit in the amount of $125 million. The ABL facility matures on October 28, 2016 and is collateralized by substantially all of the Company’s assets including stock of its subsidiaries, excluding PBRE, Dixieline Builders Fund Control, Inc. and Builder’s Capital, LLC assets, and certain assets under lease finance obligations with a related party. Availability under the ABL facility is determined by the product of accounts receivable, inventory and fixed assets values and the respective advance rates.

Interest rates on the outstanding balances of the revolving facility, as well as fees associated with letters of credit, are variable based on a pricing grid, which is driven by excess availability, as defined. The amended ABL facility provides for interest rates under the pricing grid ranging from LIBOR plus 250 basis points to 375 basis points or Prime plus 150 basis points to 275 basis points with unused line fees of 37.5 basis points. As of December 31, 2014 and 2013, Prime rate was

3.25% and 3.25%, 1-month LIBOR was 0.17% and 0.17% and 3-month LIBOR was 0.26% and 0.25%, respectively. At December 31, 2014 and 2013, applicable interest rates ranged between 2.67% to 4.75% and 2.66% to 4.75%, respectively.

Covenants under the ABL facility require delivery of monthly, quarterly and annual financial statements. A fixed charge coverage ratio, as defined, of 1.0 to 1.0 is required only when excess availability drops below the specified range based on total borrowings outstanding. As of December 31, 2014 and 2013, the Company was in compliance with all ABL facility covenants and had excess availability of $176 million over the specified minimum of $78 million and excess availability of $144 million over the specified minimum of $76 million, respectively.

The Company paid $7.1 million and $2.0 million in fees for the modifications under the ABL facility in 2013 and 2012, respectively, which were capitalized as deferred financing costs and are being amortized to interest expense utilizing a method that approximates the effective interest method over the remaining life of the facility. In connection with the amendment in 2012, the Company wrote off $0.3 million due to certain members of the syndicate not participating in the amendment.

(c)	Lease finance obligations:

The Company has a master lease agreement for 262 properties with a single lessor. The master lease agreement outlines six initial term groups ranging from nine years to 15 years, expiring from 2015 through 2021, with extension periods in five-year increments associated with each term group to allow for up to a 40-year total lease term. Under the master lease agreement, the Company has a right to acquire a certain number of leased facilities at their fair value. Additionally, the Company has lease cancellation rights similar to its purchase rights.

As of December 31, 2014, the Company had exercised purchase right options on 20 properties and has terminated 56 properties (including 16 terminations permitted by exception). As of December 31, 2014, the Company is party to 186 remaining properties under the master lease agreement. As a result of these purchase rights, the Company treats all of the properties that it leases under this arrangement as a financing arrangement.

As of December 31, 2014 and 2013, lease finance obligations consist of $290.9 million and $296.1 million, respectively, with annual payments of approximately $23 million for the years ended December 31, 2014 and 2013.

As discussed above, the future maturities of the Company’s notes payable (based on amended maturity dates) are as follows:

(in thousands of dollars)
Years Ending December 31,
2015	$886
2016	338,885
2017	651,023
2018	1,101
2019	1,183
Thereafter	285,756

Total notes payable	$1,278,834

As of December 31, 2014 and 2013, the Company maintained $64.2 million and $64.8 million, respectively, in standby letters of credit.

6.	Capital Lease Obligations

The Company leases certain property and equipment under capital leases expiring through 2016. These leases require monthly payments of principal and interest, imputed at various interest rates. Future minimum lease payments are as follows:

(in thousands of dollars)
Years Ending December 31,
2015	$5,454
2016	3,506
Thereafter	—

Total minimum lease payments	8,960
Less: Amount representing interest	(380)

Present value of net minimum payments	8,580
Less: Current portion	(5,223)

$3,357

7.	Derivative Financial Instruments

There were no outstanding interest rate swap agreements as of December 31, 2014 and 2013. As of December 31, 2012, the Company held an interest rate swap with a fair value of $7.2 million that was considered short-term and included in accrued expenses on the combined balance sheets. The Company had entered into this interest rate swap agreement that effectively converted $300 million of variable rate borrowings on the ABL facility to a fixed interest rate of 7.45% through July 5, 2013. This interest rate derivative originally qualified as a cash flow hedge with changes in fair value being recorded in accumulated other comprehensive income and amortized to interest expense over the remaining term of the agreement. In 2009, the Company de-designated this interest rate swap as a hedge and, therefore, recorded the changes in fair value directly into interest expense. For the years ended December 31, 2013 and 2012, $7.2 million and $12.7 million, respectively, was recorded in interest income related to mark-to-market changes and $2.7 million and $6.1 million, respectively, was amortized to interest expense from accumulated other comprehensive income.

In 2012, additional interest rate swap agreements to convert certain floating rate debt obligations to a fixed rate matured on October 4, 2012 through December 26, 2012. As the swaps were not being accounted for under hedge accounting, unrealized gains relating to changes in fair value of $9.2 million were recorded in interest expense in the statement of operations for the year ended December 31, 2012.

8.	Income Taxes

The components of income tax expense for 2014, 2013 and 2012 are as follows:

(in thousands of dollars)	2014	2013	2012
Current
Federal	$(2,147)	$2,310	$(893)
State and local	607	980	2,517

Total current expense (benefit)	(1,540)	3,290	1,624

Deferred
Federal	1,788	(1,612)	159
State and local	348	(186)	(243)

Total deferred expense (benefit)	2,136	(1,798)	(84)

Total income tax expense	$596	$1,492	$1,540

The effective tax rate for 2014, 2013 and 2012 was 2.3%, (3.8%) and (1.0%), respectively, which differs from the statutory rate of 35% principally due to state and local taxes, a valuation allowance and losses allocated to noncontrolling interests.

At December 31, 2014, current net deferred tax liabilities totaled $4.5 million and long-term net deferred tax liabilities totaled $4.2 million. At December 31, 2013, current net deferred tax liabilities totaled $3.6 million and long-term net deferred tax liabilities totaled $3.0 million. The principal sources of deferred tax assets and deferred tax liabilities are net operating losses, depreciation and amortization, reserves for accounts receivables and inventories, and accruals.

The Company generated federal and state net operating losses for the years ended December 31, 2009 and 2010 which have been carried forward. At December 31, 2014, the federal and the state net operating loss carryforwards were $330 million and $689 million, respectively. Federal and state net operating losses can generally be carried forward for 20 years and are generally expected to expire by the end of 2030.

Based on the weight of positive and negative evidence, a valuation allowance on substantially all of the net deferred tax assets was recorded as of December 31, 2014 and 2013 in the amount of $267.6 million and $263.5 million, respectively. Realizability of the deferred tax assets could change if estimates of future taxable income change. To the extent taxable income is generated in future periods, these tax benefits will be realized and will reduce the future effective tax rate.

With limited exceptions, the Company is no longer subject to U.S. federal tax or state and local tax examinations for years 2010 and prior.

The Company classifies all interest and penalties related to income taxes as income tax expense.

9.	Related Party Transactions

As previously described, the Company has subordinated notes and revolving credit outstanding with the Investors and an entity affiliated with FMR LLC. The subordinated notes were provided at rates that could be considered more favorable than current market rates at initiation. See previous related fair value disclosure. For the years ended December 31, 2014, 2013 and 2012, the Company incurred interest expense of $15.8 million, $16.5 million and $18.2 million, respectively, on related party debt. For the years ended December 31, 2014, 2013 and 2012, approximately $0.5 million, $3.4 million and $3.2 million, respectively, of net costs were incurred by the Investors and charged to the Company primarily for technology and other professional services. For the years ended December 31, 2014, 2013 and 2012, the Company recorded $0.3 million, $0.8 million and $0.5 million, respectively, in deferred compensation expense related to a long-term performance based bonus plan of the Investors that certain of the Company’s officers and key employees participate.

10.	Employee Retirement and Benefit Plans

The majority of the Company’s employees are covered under one or more of the Company’s Retirement Plans. The Retirement and Benefit Plans include the ProBuild 401(k) Profit Sharing Plan, benefits under multiemployer plans (union retirement plans for certain groups of collectively bargained employees), and the ProBuild Retirement Plan (consisting of a defined benefit plan with a defined contribution component for certain Lanoga employees hired before 1993). These plans are described further below.

Defined Contribution 401(k) Plan

The Company maintains the ProBuild 401(k) Profit Sharing Plan for its employees who meet certain eligibility requirements. Employer contributions to the plan are approved by the Board of Directors and are funded in the form of matching payments. The Company recognized expense relating to its contributions to this defined contribution plan of $14.4 million, $11.2 million and $12.1 million for the years ended December 31, 2014, 2013 and 2012, respectively.

The ProBuild 401(k) Profit Sharing Plan also contains a profit sharing component. The Company’s Board of Directors determines whether there will be profit sharing contributions annually. For the years ended December 31, 2014, 2013 and 2012, no profit sharing contributions were authorized by the Board of Directors and therefore no expense was recognized in any period presented.

Union Retirement Plans

The Company contributes to multiple collectively bargained union retirement plans including multiemployer plans. The Company does not administer the multiemployer plans, and contributions are determined in accordance with the provisions of negotiated labor contracts. The risks of participating in multiemployer plans are different from single-employer plans. Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to a multiemployer plan, the unfunded obligations of that multiemployer plan may be borne by the remaining participating employers. If the Company chooses to stop participating in a multiemployer plan, the Company may be required to pay that plan an amount based on the underfunded status of the plan attributable to the Company (based on the plan’s formula), referred to as a “withdrawal liability.” Contributions to the plans for each of the years ended December 31, 2014, 2013 and 2012 amounted to $0.5 million, $0.6 million and $0.5 million, respectively.

Retirement Plan

The ProBuild Retirement Plan covers a limited number of the Company’s employees and has benefits determined under a defined benefit formula (known as the “Benefit Promise”) based on years of service and the employee’s compensation (generally looking at the highest five consecutive plan years). The expense related to the Benefit Promise is reflected in the Retirement Plan’s pension expense.

The Company completed plan measurements for its postretirement benefit plans as of December 31, 2014, 2013 and 2012 and adjusted its postretirement assets and liabilities to reflect the unfunded status of the plans. This adjustment, along with the postretirement benefit expense, resulted in other comprehensive loss of $3.5 million, other comprehensive income of $0.5 million and other comprehensive income of $0.5 million for the years ended December 31, 2014, 2013 and 2012, respectively. For the years ended December 31, 2014, 2013 and 2012, employer contributions to the ProBuild Retirement Plan were $2.3 million, $0.2 million and $0.3 million, respectively. For the years ended December 31, 2014 and 2013, the benefits paid were $3.6 million and $2.3 million, respectively. Accrued pension costs, which represent the unfunded status of the ProBuild Retirement Plan, were $6.1 million and $3.8 million, respectively, at December 31, 2014, and 2013. Also at December 31, 2014 and 2013, the fair value of plan assets was $41.8 million and $40.6 million, respectively, and the accumulated benefit obligation and the projected benefit obligation were both $47.9 million and $44.4 million, respectively. Total pension expense related to the ProBuild Retirement Plan for the year ended December 31, 2014, was $1.1 million and was less than $0.1 million for the years ended December 31, 2013 and 2012, including net periodic benefit cost.

Weighted average assumptions as of December 31 were as follows:

	2014	2013	2012
Discount rate	3.70%	3.99%	3.14%
Expected return on plan assets	5.00%	5.00%	5.00%
Rate of compensation increase	N/A	N/A	N/A

In determining the expected long-term rate of return on assets assumption, the Company considered the current level of expected returns on risk-free investments (primarily government bonds), the historical level of the risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio. As a result, for each of the years ended December 31, 2014, 2013 and 2012, the Company selected an expected long term rate of return assumption of 5.0%.

The following tables set forth, by level, within the fair value hierarchy, the investment assets held by the defined benefit and defined contribution plans discussed above, at fair value as of December 31, 2014 and 2013:

	2014
(in thousands of dollars) Asset Category	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Observable Inputs Level 2	Significant Observable Inputs (Level 3)	Total Total
Cash and cash equivalents	$1,335	$—	$—	$1,335
Mutual funds (a)	40,400	—	—	40,400

	$41,735	—	$—	$41,735

	2013
(in thousands of dollars) Asset Category	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Observable Inputs Level 2	Significant Observable Inputs (Level 3)	Total Total
Cash and cash equivalents	$1,521	$—	$—	$1,521
Mutual funds (a)	39,119	—	—	39,119

	$40,640	$—	$—	$40,640

(a)	This category represents investment grade bonds of U.S. and international issuers from diverse industries.

The Company’s investment policy focuses on achieving maximum returns at a reasonable risk for pension assets over a full market cycle. The Company uses a number of fund managers and invests in various asset classes to diversify risk. Target allocations for the primary asset classes are as follows:

Cash and cash equivalents	5%
Fixed income securities	95%

The Company terminated the Retirement Plan as of January 30, 2015. Upon IRS approval of the termination and liquidation of the Retirement Plan, any remaining unamortized comprehensive loss will be recognized in the Company’s combined statements of operations. The Company expects to contribute $0.4 million to the Retirement Plan in 2015, with any required additional final contribution to fully fund all plan benefits, upon IRS approval of the plan termination. Expected benefit payments in 2015 are $8.1 million with distribution of all remaining plan benefits upon IRS approval.

Other Benefit Plans

The Company allows certain key employees the opportunity to participate annually in the ProBuild Holdings, Inc. Deferred Compensation Plan. The ProBuild Holdings, Inc. Deferred Compensation Plan allows the deferral of up to 75% of base compensation plus up to 100% of short-term incentives earned plus investment earnings credited based on annual rates ranging between 4% and 12%, depending on plan year and the Company’s results. Beginning January 1, 2014, the methodology for determining investment earnings changed, and participants could direct the investment of their accounts among one or more of the investment options available under the ProBuild 401(k) Profit Sharing Plan (if no election was made, earnings were based on the return attributable to the default investment option under the ProBuild 401(k) Profit Sharing Plan). The deferred compensation will be paid out as a lump sum upon a specified date elected by each participant ranging through an annual deferral of up to five years or upon the date a participant retires or separates employment. As of December 31, 2014 and 2013, the outstanding liability for the deferred compensation plans amounted to $2.0 million and $1.2 million, respectively, including $0.4 million and $0.2 million of accrued interest and investment earnings, respectively.

The Company has a long-term performance based bonus plan that includes participation for some of the Company’s officers and certain key employees. Each participant was awarded performance options that vest ratably over the service period, which is generally five to seven years. The value of the performance options is based on the performance of the Company. Employees are paid either at the completion of vesting or based on the prorated vested portion upon termination from the Company, whichever is earlier. For the years ended December 31, 2014, 2013 and 2012, the Company recorded $3.5 million, $1.0 million and $2.3 million, respectively, in deferred compensation expense related to this plan.

11.	Commitments and Contingencies

Operating Leases

The Company is obligated under noncancelable operating leases for certain facilities and equipment expiring through 2053. Certain leases are subject to escalation for the Company’s proportionate share of increases in real estate taxes and other operating expenses. Rent expense charged to operations approximated $39.3 million, $28.0 million and $41.8 million for the years ended December 31, 2014, 2013 and 2012, respectively. Included in the 2014, 2013 and 2012 rent expense are noncash accruals for future obligations related to closed locations net of recoveries and true-ups of $7.6 million, ($3.3) million and $7.4 million, respectively. The future obligations accrued are included in the minimum future payments.

The aggregate minimum future payments under these leases are as follows:

(in thousands of dollars)
Years Ending December 31,
2015	$29,896
2016	26,147
2017	21,701
2018	14,574
2019	9,548
Thereafter	17,149

$119,015

Litigation

The Company is a party to certain disputes arising in the ordinary course of business. Such disputes may include product liability, warranty claims, general contractual liabilities, employment matters, intellectual property disputes, environmental and other matters. Management does not believe the ultimate outcome of these matters will materially affect the Company’s financial position, cash flows or results of operations.

12.	Equity

Authorized shares of common stock were 500,000 with par value of $0.01 as of December 31, 2014 and 2013. Shares issued and outstanding as of December 31, 2014 and 2013 were 475,467 in both years.

Contributions and Distributions

As previously discussed, during the year ended December 31, 2012, FMR LLC contributed $400 million in additional capital contributions to PBH LLC.

Additionally as previously discussed, in July 2013, the remaining assets of PBEL, totaling $2.8 million, were distributed to the Investors.

Noncontrolling Interests

Noncontrolling interests represent third-party ownership in consolidated VIEs in which the Company is determined to be the primary beneficiary. Below is an equity roll forward of the noncontrolling interests which identifies the balances between PBH LLC and other VIEs:

	Noncontrolling Interests
(in thousands of dollars)	PBH LLC	Other	Total
Balances at December 31, 2011	$132,981	$99,447	$232,428
Net income (loss)	(150,857)	2,465	(148,392)
Other comprehensive income (loss)
Amortization of interest on cash flow hedges	6,056	—	6,056
Pension adjustment	(541)	—	(541)

Total comprehensive income (loss)	(145,342)	2,465	(142,877)
Capital contributions	400,000	—	400,000

Balances at December 31, 2012	387,639	101,912	489,551

Net (loss) income	(26,310)	4,689	(21,621)
Other comprehensive income (loss)
Amortization of interest on cash flow hedges	2,659	—	2,659
Pension adjustment	450	—	450

Total comprehensive income (loss)	(23,201)	4,689	(18,512)
Capital distribution	—	(2,757)	(2,757)

Balances at December 31, 2013	364,438	103,844	468,282

Net income	35,155	1,214	36,369
Other comprehensive income (loss)
Pension adjustment	(3,487)	—	(3,487)

Total comprehensive income (loss)	31,668	1,214	32,882
Balances at December 31, 2014	$396,106	$105,058	$501,164

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) represents the change in equity from transactions and other events and circumstances from sources other than the Investors and noncontrolling interests. It includes all changes in equity except those resulting from investments by or distributions to the Investors. The Company’s accumulated other comprehensive income (loss) for the years ended December 31, 2014, 2013 and 2012 is as follows:

(in thousands of dollars)	Unrealized Gain (Loss) on Cash Flow Hedges	Pension Adjustment	Income Tax Benefit (Expense)	Total Accumulated Other Comprehensive Income (Loss)	Accumulated Comprehensive Income (Loss) Attributable to Noncontrolling Interest - PBH LLC	Accumulated Comprehensive Income (Loss) Attributable to ProBuild Holdings, Inc.
December 31, 2011	$(8,715)	$(3,621)	$3,462	$(8,874)	$(12,336)	$3,462
2012 Activity	6,056	(541)	(2,405)	3,110	5,515	(2,405)

December 31, 2012	(2,659)	(4,162)	1,057	(5,764)	(6,821)	1,057
2013 Activity	2,659	450	(1,057)	2,052	3,109	(1,057)

December 31, 2013	—	(3,712)	—	(3,712)	(3,712)	—
2014 Activity	—	(3,487)	—	(3,487)	(3,487)	—

December 31, 2014	$—	$(7,199)	$—	$(7,199)	$(7,199)	$—

13.	Subsequent Events

The Company evaluated subsequent events through March 4, 2015 (the date of this report).